SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)


                                 Longport, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    543137103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2004
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          |_|  Rule 13d-1(b)

          |X|  Rule 13d-1(c)

          |_|  Rule 13d-1(d)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 543137103                    13G                    Page 2 of 12 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     ProMed Partners, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           948,517
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         948,517
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     948,517
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.1%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 543137103                    13G                    Page 3 of 12 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     ProMed Partners II, L.P.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           243,001
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         243,001
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     243,001
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.0%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 543137103                    13G                    Page 4 of 12 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     ProMed Offshore Fund, Ltd.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     British Virgin Islands
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           152,242
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         152,242
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     152,242
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     .7%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 543137103                    13G                    Page 5 of 12 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     ProMed Offshore Fund II, Ltd.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     British Virgin Islands
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           221,640
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         221,640
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     221,640
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     .8%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 543137103                    13G                    Page 6 of 12 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     ProMed Asset Management, L.L.C.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Massachusetts
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,182,518
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,182,518
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,182,518

(Reporting person disclaims beneficial ownership of shares held by ProMed Partners, L.P. and ProMed Partners II, L.P. which represent the interests of other partners of these entities.)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.1%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IA
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 543137103                    13G                    Page 7 of 12 Pages

--------------------------------------------------------------------------------
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     ProMed Management, Inc.
--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  |X|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3.   SEC USE ONLY

--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Massachusetts
--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           373,882
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         373,882
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     373,882

(Reporting person disclaims beneficial ownership of shares held by ProMed Offshore Fund, Ltd. and ProMed offshore Fund II, Ltd. which represent the interests of the shareholders of ProMed Offshore Fund, Ltd. and ProMed OffShore Fund II, Ltd.)
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          |_|
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     1.6%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON*

     IA
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 543137103                    13G                    Page 8 of 12 Pages

Item 1(a).  Name of Issuer:

Longport, Inc.

--------------------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

740 South Chester Road, Suite A  Swarthmore, PA 19081

--------------------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

ProMed Partners, L.P., ProMed Partners II, L.P., ProMed Offshore Fund, Ltd., ProMed Offshore Fund II, Ltd., ProMed Management, Inc., and ProMed Asset Management, L.L.C.

--------------------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office, or if None, Residence:

125 Cambridgepark Drive, Cambridge, MA 02140

--------------------------------------------------------------------------------

Item 2(c).  Citizenship:

See pages 2,3,4,5 and 6

--------------------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

Common Stock

--------------------------------------------------------------------------------

Item 2(e).  CUSIP Number:

543137103

--------------------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  |_|  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  |_|  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  |_|  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) |_| Investment company registered under Section 8 of the Investment Company Act.

     (e)  |_|  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  |_|  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box |X|

                                                              Page 9 of 12 Pages

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          See pages 2,3,4,5 and 6

     (b)  Percent of class:

          See pages 2,3,4,5 and 6

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote

                See pages 2,3,4,5 and 6

          (ii)  Shared power to vote or to direct the vote

                See pages 2,3,4,5 and 6

          (iii) Sole power to dispose or to direct the disposition of

                See pages 2,3,4,5 and 6

          (iv)  Shared power to dispose or to direct the disposition of

                See pages 2,3,4,5 and 6

--------------------------------------------------------------------------------

Item 5.  Ownership of Five Percent or Less of a Class.

         Not Applicable

--------------------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not Applicable

--------------------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable

--------------------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

         See "Exhibit A" attached hereto and pages 2, 3, 4, 5 and 6

--------------------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

         Not Applicable

--------------------------------------------------------------------------------

Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                                             Page 10 of 12 Pages

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                    November 8, 2004
                                        ----------------------------------------
                                                        (Date)


                                             /s/ David B. Musket
                                        ----------------------------------------
                                                      (Signature)

                                             David B. Musket,
                                             President of Managing Member
                                             of the General Partner
                                        ----------------------------------------
                                                      (Name/Title)

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

Schedule 13 G                                                      Page 11 of 12

CUSIP No. 543137103

                                Index to Exhibits

Exhibit                                                                 Page No.
-------                                                                 --------

Exhibit A -- Joint Filing Agreement, dated November 8, 2004             11

Schedule 13G

Cusip No. 543137103

EXHIBIT A

                             JOINT FILING AGREEMENT

ProMed Partners, L.P., ProMed Partners II, L.P., ProMed Offshore Fund, Ltd., ProMed Offshore Fund II, Ltd. ProMed Management, Inc., and ProMed Asset Management, LLC, each hereby agrees that the Schedule 13G to which this Exhibit is attached and any amendments thereto relating to the acquisition of Shares of Common Stock of SpectRx, Inc. is filed jointly on behalf of each such person.

Dated: December 31, 2004

                                      PROMED PARTNERS, L.P.

                                      By: ProMed Asset Management, LLC
                                               its General Partner
                                      By: DBM Corporate Consulting Group, Ltd,
                                               a Managing Member


                                      By: /s/ David B. Musket
                                         ---------------------------------------
                                               David B. Musket
                                               President


                                      PROMED PARTNERS, II, L.P.

                                      By: ProMed Asset Management, LLC
                                               its General Partner
                                      By: DBM Corporate Consulting Group, Ltd.
                                               a Managing Member


                                      By: /s/ David B. Musket
                                         ---------------------------------------
                                              David B. Musket
                                              President


                                      PROMED OFFSHORE FUND, LTD.


                                      By: /s/ David B. Musket
                                         ---------------------------------------
                                              David B. Musket
                                              Director


                                      PROMED OFFSHORE FUND II, LTD.


                                      By: /s/ David B. Musket
                                         ---------------------------------------
                                              David B. Musket
                                              Director


                                      PROMED MANAGEMENT, INC.


                                      By: /s/ David B. Musket
                                         ---------------------------------------
                                              David B. Musket
                                              President


                                      PROMED ASSET MANAGEMENT, LLC

                                      By: DBM Corporate Consulting Group, Ltd.
                                               A Managing Member


                                      By: /s/ David B. Musket
                                         ---------------------------------------
                                              David B. Musket
                                              President